Exhibit 5.1

December 14, 2023

Eos Energy Enterprises, Inc.

3920 Park Avenue

Edison, NJ 08820

Ladies and Gentlemen:

We have acted as counsel to Eos Energy Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), of the Company’s prospectus supplement, dated December 14, 2023 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3, initially filed by the Company with the Commission on December 1, 2023, and declared effective on December 10, 2023 (the “Registration Statement”). The Prospectus Supplement relates to the proposed sale of 34,482,759 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and 34,482,759 warrants (the “Warrants”) to purchase up to an aggregate of 34,482,759 shares of Common Stock (the “Warrant Shares”), pursuant to that certain Underwriting Agreement, dated December 14, 2023 (the “Underwriting Agreement”), by and between the Company and Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated as representatives of the several underwriters named in Schedule A thereto (in such capacity, the “Representatives”).

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified, of (i) the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Amended and Restated Bylaws (the “Bylaws”) of the Company, each as amended and/or restated as of the date hereof; (ii) certain resolutions of the Board of Directors of the Company approving the filing of the Registration Statement and Base Prospectus (as defined below) and certain other matters set forth therein; (iii) certain resolutions of the pricing committee of the Board of Directors of the Company related to the filing of the Prospectus Supplement, the authorization and issuance of the Shares, the Warrants and related matters; (iv) the Registration Statement and all exhibits thereto; (v) the Prospectus Supplement and the prospectus included in the Registration Statement dated December 11, 2023 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”); (vi) the Underwriting Agreement; (vii) a certificate executed by an officer of the Company, dated as of the date hereof; (viii) the order of the Court of Chancery for the State of Delaware issued on February 27, 2023 regarding the Section 205 petition filed with the Court of Chancery for the State of Delaware on February 10, 2023 and (ix) such other corporate records of the Company, as we have deemed necessary or appropriate for the purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have also assumed that, at the time of the issuance of the Shares, the Warrants, and the Warrant Shares: (i) the resolutions of the Board of Directors of the Company and the pricing committee of the Board of Directors of the Company referred to above will not have been modified or rescinded, (ii) the Company will receive consideration for the issuance of the Shares and the Warrants as set forth in the Underwriting Agreement, (iii) the issuance of the Warrant Shares pursuant to the Warrants which consideration shall be at least equal to the par value of the Common Stock and (iv) all requirements of the General Corporation Law of the State of Delaware (the “DGCL”), the Certificate of Incorporation and the Bylaws will be complied with when the Shares, the Warrants and the Warrant Shares are issued.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Shares, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable;

2.	The Warrants, upon payment and delivery in accordance with the Underwriting Agreement, will be valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms; and

3.	The Warrant Shares, when issued and delivered upon exercise of the Warrants, will be validly issued, fully paid and non-assessable.

The opinions in opinion paragraph 2 above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus on the date hereof constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur. The opinions expressed herein are limited exclusively to the DGCL and the laws of the State of New York, in each case as in effect on the date hereof and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP